UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2011

TRANS1 INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33744	33-0909022
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Government Center Drive

Wilmington, North Carolina 28403

(Address of principal executive offices)

(Zip Code)

(910) 332-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retention Bonus Plan

In light of recent developments surrounding TranS1 Inc. (the “Company”), on November 4, 2011, the Compensation Committee of the Board of Directors of the Company (the “Committee”) approved a retention bonus plan for the benefit of certain of its key employees, including each of its named executive officers (collectively, the “Key Employees”), pursuant to which the Key Employees would be eligible to receive cash bonuses from the Company upon the satisfaction of certain conditions and the achievement of specified performance criteria (the “Retention Bonus Plan”). Pursuant to the Retention Bonus Plan, the Key Employees will be eligible to receive retention bonuses from the Company in an amount not to exceed a fixed percentage of each Key Employee’s salary as in effect at the time the Retention Bonus Plan was adopted, as determined by the Committee. In order to be eligible to receive some or all of the retention bonus, each Key Employee must be employed by the Company at the time the retention bonus would be paid, and meet certain individual performance objectives, to be determined by the Committee. The Committee approved the adoption of the Retention Bonus Plan because it believes that it is imperative to retain and incentivize certain Company employees whom the Committee believes are diligently performing their duties to the Company.

Employment Severance Agreements

Also on November 4, 2011, the Committee approved and adopted a form of Employment Severance Agreement (the “Severance Agreement”) to be entered into with the Company’s executive officers, including each of its named executive officers (collectively, the “Eligible Officers”). Under the Severance Agreement, severance benefits are payable to an Eligible Officer if, during the term of the Severance Agreement and within 12 months after a Change of Control (as defined in the Severance Agreement) has occurred, the Eligible Officer’s employment is terminated by the Company as a result of an Involuntary Termination or a Resignation for Good Reason (each as defined in the Severance Agreement). Severance benefits under the Severance Agreement include: (i) the continuation of the Eligible Officer’s current base salary for a period of 12 months following termination of employment (the “Severance Period”), provided that any such payment will be offset by the amount of any compensation the Eligible Officer receives during the Severance Period from the Company or another employer, or as an independent contractor; (ii) the vesting of all of the Eligible Officer’s unvested stock options (as well as the vesting of any unvested restricted stock units or stock appreciation rights that may then be outstanding) upon the 12 month anniversary of the Change of Control; and (iii) reimbursement for the Eligible Officer’s medical and dental benefits during the Severance Period. The purpose of the Severance Agreements is, among other things, to provide the Eligible Officers with enhanced financial security and sufficient incentive and encouragement to remain in the employ of the Company prior to and during the completion of a Change of Control.

A copy of the form of Severance Agreement is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference herein. The foregoing description of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement.

Transition of Named Executive Officer

Effective as of January 1, 2012, Robert Martin, the Company’s Vice President of International Operations will transition out of his current role as an officer and employee of the Company to a new role as an independent sales agent for the Company in Europe. Accordingly, Mr. Martin will cease to be an employee of the Company as of December 31, 2011. This change is being implemented in connection with the Company’s transition from principally relying upon a direct sales method in Europe to principally relying on independent sales agents and international distributors in Europe.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Form of Employment Severance Agreement

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS1 INC.

November 9, 2011	By:	/s/ Joseph P. Slattery
Joseph P. Slattery
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Employment Severance Agreement